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                                                                     EXHIBIT 4.1



                          GENESIS HEALTH VENTURES, INC.

                  CERTIFICATE OF DESIGNATION OF SERIES H SENIOR
              CONVERTIBLE PARTICIPATING CUMULATIVE PREFERRED STOCK

         Genesis Health Ventures, Inc. (hereinafter referred to as the "Company"), a corporation organized and existing under the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania Law"), in accordance with the provisions thereof, does HEREBY CERTIFY:

         That, pursuant to authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of Article 6 of the Amended and Restated Articles of Incorporation of the Company (the "Articles") and the provisions of Sections 1521 and 1522 of the Pennsylvania Law, the Board of Directors hereby creates a series of the Company's previously authorized preferred stock, par value $.01 per share (the "Preferred Stock"), and determines the designation and number of shares which constitute such series and the relative rights, preferences and limitations of such series as follows:

                           SERIES H SENIOR CONVERTIBLE
                    PARTICIPATING CUMULATIVE PREFERRED STOCK

         Section 1.  Designation and Amount.

         The shares of such series shall be designated as "Series H Senior Convertible Participating Cumulative Preferred Stock" (the "Series H Preferred Stock"), and the number of shares constituting the Series H Preferred Stock shall be 24,369; provided, that the number of shares constituting the Series H Preferred Stock shall be increased from time to time as necessary for the issuance of additional shares of Series H Preferred Stock upon exchange of the Company's Series I Senior Convertible Exchangeable Participating Cumulative Preferred Stock (the "Series I Preferred Stock") in accordance with the terms thereof. Capitalized terms used without previous definition herein are defined in Section 10 hereof.

         Section 2.  Rank.

         The Series H Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to all classes of common stock of the Company, each series of preferred stock of the Company outstanding on the Issue Date and each other class of Capital Stock and series of preferred stock of the Company hereafter created which does not expressly provide that it ranks senior to or on a parity with the Series H Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Junior Securities"). The Series H Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank on a parity with the Series I Preferred Stock and each other series of preferred stock of the Company hereafter created which expressly provides that it ranks on a parity with the Series H Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity Securities"); provided, that any such securities not issued in accordance with Section 4(c) hereof shall be deemed to be



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                                                        Series H Preferred Stock

Junior Securities. The Series H Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank junior to each series of preferred stock of the Company hereafter created which expressly provides that it ranks senior to the Series H Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities"); provided, that any such securities not issued in accordance with Section 4(c) hereof shall be deemed to be Junior Securities.

         Section 3.  Dividends.

         (a) The holders of shares of Series H Preferred Stock shall be entitled to receive with respect to each share of Series H Preferred Stock, when, as and if declared by the Board of Directors, out of the assets of the Company legally available therefor, cumulative preferential dividends for each Dividend Period calculated based on the then effective Liquidation Preference per share at the rate per annum equal to the greater of (i) the Common Equivalent Rate with respect to such Dividend Period and (ii) the Accumulation Rate.

         (b) Prior to the fifth anniversary of the Issue Date (as defined below), dividends (including accumulated and unpaid dividends) shall be payable in shares of Series I Preferred Stock. On and after the fifth anniversary of the Issue Date, dividends (including accumulated and unpaid dividends) shall be payable in cash; provided, that such dividends shall be payable in shares of Series I Preferred Stock to the extent that the terms of the Company's then existing indebtedness under bank credit facilities or Public Debt prohibits the payments of such dividends in cash. The number of shares of Series I Preferred Stock to be issued in circumstances when dividends are paid with shares of Series I Preferred Stock shall equal the amount of the dividend to be paid in shares of Series I Preferred Stock divided by the then effective Liquidation Preference per share of the Series I Preferred Stock, rounded down to the nearest full share after taking into account all shares of Series H Preferred Stock owned by the holder thereof. All shares of Series I Preferred Stock issued as a dividend on the Series H Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         (c) Dividends shall be payable in arrears on each March 31, June 30, September 30 and December 31, unless such day is not a Business Day, in which event such dividends shall be payable on the next succeeding Business Day (each such date being hereinafter referred to as a "Dividend Payment Date"), commencing on the first Dividend Payment Date in respect of a share of Series H Preferred Stock which is at least seven days after the issuance thereof. For shares of Series H Preferred Stock issued on November 15, 1999 (the "Issue Date"), the first dividend payment shall be for the period from and including the Issue Date to but excluding the date of the first Dividend Payment Date, and each dividend payment thereafter shall be for the period from and including the most recent Dividend Payment Date to but excluding the first Dividend Payment Date thereafter. For shares of Series H Preferred Stock issued subsequent to the Issue Date, the first dividend payment shall be for the period from and including the date of issuance thereof to but excluding the date of the first Dividend Payment Date thereafter, and each dividend payment thereafter shall be for the period from and including the most recent Dividend Payment Date to but excluding the first Dividend Payment Date thereafter. Each quarterly period beginning on January 1, April 1, July 1 and October 1 in each year and ending on and

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                                                        Series H Preferred Stock

including the day next preceding the first day of the next such quarterly period shall be a "Dividend Period". The amount of dividends payable for each full Dividend Period shall be computed by dividing the annual dividend rate by four. Dividends (or amounts equal to accumulated and unpaid dividends) payable on Series H Preferred Stock for any period less than a full quarterly Dividend Period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. The record date for determination of holders of Series H Preferred Stock entitled to receive payment of a dividend or distribution declared thereon shall be, with respect to the dividend payable on March 31, June 30, September 30 and December 31 of each year, the preceding March 1, June 1, September 1 and December 1, respectively, or such other record date as shall be fixed by the Board of Directors which record date shall be no less than 30 and no more than 60 calendar days prior to the date fixed for the payment thereof. Dividends and distributions shall be payable to holders of record as they shall appear on the records of the Company on the applicable record date. Dividends on account of arrears for any particular Dividend Period in which dividends were not paid on the applicable Dividend Payment Date (including as a result of the rounding down of the number of shares of Series I Preferred Stock issuable in the payment of dividends as provided above in Section 3(b)) shall be added to the then effective Liquidation Preference on the relevant Dividend Payment Date. Any amounts so added to the then effective Liquidation Preference shall be subject to reduction as provided below in Section 3(d).

         (d) An amount equal to accumulated and unpaid dividends for any past Dividend Period may be declared and paid as a dividend (in shares of Series I Preferred Stock or in cash as provided above in Section 3(b)) on any subsequent Dividend Payment Date to all holders of record on the record date relating to such subsequent Dividend Payment Date. Each such payment shall automatically reduce the then effective Liquidation Preference per share by an amount equal to the aggregate amount of such payment divided by the number of shares of Series H Preferred Stock outstanding on the record date relating to such subsequent Dividend Payment Date; provided, however, that the Liquidation Preference shall not be reduced below $10,000 per share.

         (e) Dividends on the Series H Preferred Stock will accumulate, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared, on a daily basis. Dividends will cease to accumulate in respect of Series H Preferred Stock on the date of the conversion or redemption thereof.

         (f) Dividends paid on the shares of Series H Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding, and any remainder not paid as provided above shall be added to the Liquidation Preference as provided above in
Section 3(c).

         (g) As long as any Series H Preferred Stock is outstanding, no dividends or other distributions (other than dividends or other distributions payable in shares of, or warrants, rights or options exerciseable for or convertible into shares of, Junior Securities and cash in lieu of fractional shares of such Junior Securities in connection with any such dividends) will be paid on any Junior Securities unless: (i) full cumulative dividends on all outstanding shares of Parity

                                                        Series H Preferred Stock

Securities and Series H Preferred Stock have been paid, or declared and set aside for payment, for all Dividend Periods terminating on or prior to the payment date of such dividend or distribution and for the current Dividend Period; (ii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any outstanding shares of Parity Securities; and
(iii) the Company is not in default of any of its obligations to redeem any outstanding shares of Parity Securities or Series H Preferred Stock.

         (h) As long as any Series H Preferred Stock is outstanding, no shares of any Junior Securities may be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Securities through the issuance of shares of, or warrants, rights or options exerciseable for or convertible into shares of, other Junior Securities (and cash in lieu of fractional shares of such Junior Securities in connection therewith) or the purchase, redemption or other acquisition of any Junior Securities with any shares of, or warrants, rights or options exerciseable for or convertible into shares of, other Junior Securities (and cash in lieu of fractional shares of such Junior Securities in connection therewith)), nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Securities.

         (i) As long as any Series H Preferred Stock is outstanding, no dividends or other distributions (other than dividends or other distributions payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Junior Securities and cash in lieu of fractional shares of such Junior Securities in connection with any such dividends) will be paid on any Parity Securities unless such dividends or other distributions are declared and paid pro rata so that the amounts of any such dividends or other distributions declared and paid per share on outstanding Series H Preferred Stock and each other share of such Parity Securities will in all cases bear to each other the same ratio that the then effective Liquidation Preference per share of outstanding Series H Preferred Stock and the liquidation preference per share of such other outstanding shares of Parity Securities bear to each other.

         (j) As long as any Series H Preferred Stock is outstanding, no shares of any Parity Securities may be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries (except with shares of, or warrants, rights or options exercisable for or convertible into shares of, Junior Securities and cash in lieu of fractional shares of such Junior Securities in connection therewith) unless the Series H Preferred Stock and such Parity Securities are purchased, redeemed or otherwise acquired pro rata so that the Fair Market Value of the consideration applied to the purchase, redemption or other acquisition of each share of Series H Preferred Stock and each other share of such Parity Securities will in all cases bear to each other the same ratio that the then effective Liquidation Preference per share of outstanding Series H Preferred Stock and the liquidation preference per share of such other outstanding shares of Parity Securities bear to each other.

         (k) Subject to the provisions described above, such dividends or other distributions (payable in cash, property or Junior Securities) as may be determined from time to time by the Board of Directors may be declared and paid on the shares of any Junior Securities and/or Parity Securities and from time to time Junior Securities and/or Parity Securities may be purchased,

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                                                        Series H Preferred Stock

redeemed or otherwise acquired by the Company or any of its subsidiaries. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Securities and/or Parity Securities, as the case may be, will be entitled, to the exclusion of holders of any outstanding Series H Preferred Stock, to share therein according to their respective interests.

         Section 4.  Voting Rights.

         (a) The holders of the Series H Preferred Stock (in addition to their rights set forth in this Section 4 and otherwise provided by law) shall be entitled to such number of votes for each share held as equals the number of shares of Voting Common Stock into which such shares are convertible on the record date set for determining who is entitled to vote a particular matter and shall vote together with the holders of the Company's Voting Common Stock (and any other class or series of Capital Stock, if any, similarly entitled to vote), as a single class, on all matters to be voted on by holders of the Company's Voting Common Stock. In addition to such voting rights, holders of the Series H Preferred Stock shall be entitled to vote as a separate class on matters as to which the Pennsylvania Law requires a separate class vote of the Series H Preferred Stock and shall have such other voting rights as are set forth in this
Section 4.

         (b) If and whenever at any time (i) the Company shall be in default of any of its obligations to redeem any outstanding shares of Series H Preferred Stock or (ii) dividends payable in cash on shares of Series H Preferred Stock as provided in Section 3(b) (i.e., dividends payable on and after the fifth anniversary of the Issue Date to the extent that the terms of the Company's then existing indebtedness under bank credit facilities or Public Debt do not prohibit the payment of such dividends in cash) have not been paid in full in cash for four consecutive fiscal quarters, thereafter and until, in the case of clause (i), the Company shall have fulfilled its redemption obligations and, in the case of clause (ii), until all accumulated and unpaid dividends payable in cash as provided in Section 3(b) (i.e., dividends payable on and after the fifth anniversary of the Issue Date to the extent that the terms of the Company's then existing indebtedness under bank credit facilities or Public Debt do not prohibit the payment of such dividends in cash), whether or not declared, on the outstanding shares of Series H Preferred Stock shall have been paid in full in cash or declared and cash set apart for the payment thereof, the number of directors then constituting the Board of Directors shall be increased by two and the holders of shares of Series H Preferred Stock and, to the extent that the Series I Preferred Stock is entitled to participate in the election of additional directors pursuant to Section 4(b) of the Certificate of Designations relating to the Series I Preferred Stock, Series I Preferred Stock, voting as a single class, shall be entitled to elect the two additional directors to serve on the Board of Directors by majority vote at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series H Preferred Stock and Series I Preferred Stock called as hereinafter provided. The remaining directors of the Company shall be elected by the classes of stock entitled to vote therefor, voting together, including the Series H Preferred Stock, at each meeting of shareholders held for the purpose of electing directors, all in accordance with the terms and procedures set forth in the Company's Articles and By-Laws. At no time shall the holders of the Series H Preferred Stock and Series I Preferred Stock be entitled to elect more than two additional directors pursuant to this Section 4(b) and Section 4(b) of the Certificate of Designations relating to the Series I Preferred Stock.

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                                                        Series H Preferred Stock

Whenever, in the case of clause (i), the Company shall have fulfilled its redemption obligation and, in the case of clause (ii), all accumulated and unpaid dividends payable in cash as provided in Section 3(b) (i.e., dividends payable on and after the fifth anniversary of the Issue Date to the extent that the terms of the Company's then existing indebtedness under bank credit facilities or Public Debt do not prohibit the payment of such dividends in cash), whether or not declared, on the outstanding shares of Series H Preferred Stock shall have been paid in full in cash or declared and cash set apart for the payment thereof, then subject to any right to elect additional directors pursuant to Section 4(b) of the Certificate of Designations relating to Series I Preferred Stock the right of the holders of the Series H Preferred Stock and Series I Preferred Stock to elect such additional directors pursuant to this
Section 4(b) shall cease and the term of office of any person elected as director by the holders of the Series H Preferred Stock and Series I Preferred Stock shall forthwith terminate and the number of directors comprising the Board of Directors shall be reduced accordingly. At any time after voting power to elect a director shall have become vested and be continuing in the holders of Series H Preferred Stock and Series I Preferred Stock pursuant to this Section 4(b) or if a vacancy shall exist in the office of a director elected by the holders of Series H Preferred Stock and Series I Preferred Stock, a proper officer of the Company may, and upon the written request of the holders of record of at least twenty-five percent (25%) of the shares of Series H Preferred Stock and Series I Preferred Stock then outstanding addressed to the Secretary of the Company shall, call a special meeting of the holders of Series H Preferred Stock and Series I Preferred Stock, for the purpose of electing the directors which such holders are entitled to elect. If such meeting shall not be called by a proper officer of the Company within twenty (20) days after personal service of written request upon the Secretary of the Company, or within twenty
(20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the holders of at least twenty-five percent (25%) of the outstanding shares of Series H Preferred Stock and Series I Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the person so designated upon the notice required for the annual meeting of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders. Any holder of Series H Preferred Stock or Series I Preferred Stock so designated shall have, and the Company shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

         (c) So long as any shares of Series H Preferred Stock are outstanding, subject to the applicable provisions of the Pennsylvania Law, the Company shall not, without consent of the holders of at least a majority of the number of shares of Series H Preferred Stock and Series I Preferred Stock at the time outstanding, voting as a class given in person or by proxy, either in writing or by vote at a special meeting called for the purpose:

                  (i) increase the number of shares of authorized Series H Preferred Stock or Series I Preferred Stock or issue any additional shares of Series H Preferred Stock or Series I Preferred Stock, other than as contemplated by the terms of the Series H Preferred Stock or the Series I Preferred Stock;

                  (ii) amend or modify the relative rights, preferences and limitations of the Series H Preferred Stock or Series I Preferred Stock or amend, alter or repeal any of the provisions of the Company's Articles or By-Laws (including by merger or similar

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                                                        Series H Preferred Stock

         transaction or otherwise) so as to eliminate the Series H Preferred Stock or Series I Preferred Stock or otherwise affect adversely the relative rights, preferences and limitations of the Series H Preferred Stock or Series I Preferred Stock;

                  (iii) other than the Series I Preferred Stock and the Series H Preferred Stock, create, authorize, issue or permit to exist any class of Capital Stock or series of preferred stock that ranks senior to or on a parity with the Series H Preferred Stock (other than preferred stock with an aggregate liquidation preference and accumulated and unpaid dividends not exceeding $75 million at any time outstanding ranking on a parity with the Series H Preferred Stock with respect to dividend rights and rights on liquidation, winding-up and dissolution) with respect to dividend rights and/or rights on liquidation, winding-up or dissolution, or reclassify any class or series of any Junior Securities into, or authorize any securities exchangeable for, convertible into or evidencing the right to purchase any such class or series; or

                  (iv) enter into any transaction or series of transactions which would constitute a Change of Control (as defined below) or engage in any transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended, except in a transaction in which each share of Series H Preferred Stock is converted into or exchanged for the right to receive cash consideration in an amount that is at least equal to the greater of (x) 101% of the then effective Liquidation Preference plus accumulated and unpaid dividends from and including the most recent Dividend Payment Date and (y) the Fair Market Value of the consideration the holder of such share of Series H Preferred Stock would be entitled to receive in respect of such share if such holder were to convert such share into the Company's Voting Common Stock as provided in Section 6 immediately prior to the effective time of the transaction. For purposes of this clause (iv), a "Change of Control" shall occur at any time that (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (but not including, for purposes of this clause (i), TPG, Cypress and any investment funds under common control with TPG or Cypress, individually and in the aggregate), in a single transaction or through a series of related transactions, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the total Voting Stock of the Company;
         (ii) the Company consolidates or merges with or into another corporation or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates or mergers with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities not issued in violation of Section 4(c) or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities or other property in an amount which, if there is Public Debt outstanding at the time of such transaction, could be paid under the terms of such Public Debt and
         (B) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than 50% of the Voting Stock of the surviving corporation immediately after such transaction; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the

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                                                        Series H Preferred Stock

         Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least 662/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation.

         Section 5.  Redemption.

         (a) The Company shall not have the right to redeem the Series H Preferred Stock prior to the third anniversary of the Issue Date. Thereafter and prior to the fifth anniversary of the Issue Date, the Company shall have the right to redeem the Series H Preferred Stock, in whole but not in part, at a redemption price per share in cash equal to the then effective Liquidation Preference plus accumulated and unpaid dividends for the period from and including the most recent Dividend Payment Date through and including the date of redemption if the Market Value of the Company's Voting Common Stock ending on the date of the Redemption Notice exceeds 135% of the Conversion Price then in effect. On and after the fifth anniversary of the Issue Date and prior to the twelfth anniversary of the Issue Date, the Company shall have the right to redeem the Series H Preferred Stock, in whole but not in part, at the redemption price per share in cash set forth below (expressed as a percentage of the sum of the then effective Liquidation Preference plus accumulated and unpaid dividends for the period from and including the most recent Dividend Payment Date through and including the date of redemption), if redeemed during the twelve-month period beginning on the anniversary of the Issue Date in the years indicated below:




                      Year                      Percentage
          2004......................             103.500%
          2005......................             102.333
          2006......................             101.167
          2007 and thereafter.......             100.000


         (b) To the extent that the Company shall have funds legally available for such payment, on the twelfth anniversary of the Issue Date (and to the extent that the Company does not then have funds legally available, as soon thereafter as the Company shall have funds legally available), the Company shall redeem all outstanding shares of the Series H Preferred Stock, if any, at a redemption price per share in cash equal to the then effective Liquidation Preference plus accumulated and unpaid dividends for the period from and including the most recent Dividend Payment Date through and including the date of redemption.

                                                        Series H Preferred Stock

         (c) A notice of the Company's intent to redeem the Series H Preferred Stock (the "Redemption Notice") shall be sent by or on behalf of the Company, by first class mail, postage prepaid, to holders of record at their respective addresses as they shall appear on the records of the Company, not less than 30 days nor more than 120 days prior to the date fixed for redemption,

                  (i) notifying such holders of the election of the Company to redeem such shares and of the date fixed for redemption;

                  (ii) stating that the Series H Preferred Stock may be converted until the close of business on the Business Day prior to the date of redemption by surrendering to the Company or its transfer agent for the Series H Preferred Stock the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted, and stating the name and address of the transfer agent for the Series H Preferred Stock, if any;

                  (iii) stating the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the redemption price to be paid therefor;

                  (iv) stating that dividends shall cease to accumulate on the date of redemption unless the Company defaults in the payment of the redemption price; and

                  (v) stating the name and address of the Redemption Agent.

         (d) The Company shall appoint one or more Redemption Agents. Following such appointment and prior to any redemption, the Company shall deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Company, to cause the Redemption Notice to be duly mailed as soon as practicable after receipt of such irrevocable instructions and in accordance with the above provisions. All funds necessary for the redemption shall be deposited with the Redemption Agent in trust at least one Business Days prior to the date fixed for redemption, for the pro rata benefit of the holders of the Series H Preferred Stock, so as to be and continue to be available therefor. Neither failure to mail any such Redemption Notice, nor any defect in any Redemption Notice to one or more such holders shall affect the sufficiency of the proceedings for redemption as to other holders.

         (e) If a Redemption Notice shall have been given as hereinbefore provided, then each holder of Series H Preferred Stock shall be entitled to all relative rights, preferences and limitations accorded to holders of the Series H Preferred Stock until and including the date of redemption. Provided that the Company shall have complied with its obligations pursuant to Sections 5(c) and 5(d), from and after the date of redemption, Series H Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receive amounts to be paid hereunder.

                                                        Series H Preferred Stock

         (f) The deposit of monies in trust with the Redemption Agent shall be irrevocable except that the Company shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of the shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Company and unclaimed by the holders of the Series H Preferred Stock entitled thereto at the expiration of two years from the date of redemption shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for such payment, without interest.

         Section 6.  Conversion Rights.

         (a) Subject to and upon compliance with the provisions of this Section 6, the holder of any share of Series H Preferred Stock shall have the right at such holder's option to convert such share of Series H Preferred Stock into fully paid and nonassessable shares of Voting Common Stock, in each case, at the Conversion Price in effect on the date of conversion. If the Series H Preferred Stock has been called for redemption, such right of conversion shall terminate at the close of business on the second Business Day prior to the date fixed for redemption; provided, that such right of conversion shall be reinstated if and for so long as the Company shall be in default of its obligations under Section 5(d).

         (b) Each share of Series H Preferred Stock shall be converted into a number of shares of Voting Common Stock determined by dividing (i) the sum of the Liquidation Preference on the date of conversion plus accumulated and unpaid dividends for the period from and including the most recent Dividend Payment Date through and including the date of conversion by (ii) the Conversion Price in effect on the date of conversion.

         (c) The holder of any shares of Series H Preferred Stock may exercise the conversion right specified in Section 6(a) by surrendering to the Company or its transfer agent for the Series H Preferred Stock the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares are received by the Company. Subject to the provisions of Section 6(f)(vii), as promptly as practicable thereafter, the Company shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Voting Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Voting Common Stock, as provided in Section 6(e).

         (d) Subject to the provisions of Section 6(f)(vii), the person in whose name the certificate or certificates for Voting Common Stock are to be issued shall be deemed to have become a holder of record of such Voting Common Stock immediately prior to the close of business on the date of conversion. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series H Preferred Stock surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the

                                                        Series H Preferred Stock

number of shares of Series H Preferred Stock representing the unconverted portion of the certificate so surrendered.

         (e) No fractional shares of Voting Common Stock shall be issued upon conversion of shares of Series H Preferred Stock. If more than one share of Series H Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Voting Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series H Preferred Stock so surrendered. Instead of any fractional shares of Voting Common Stock that would otherwise be issuable upon conversion of any shares of Series H Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of a share multiplied by the Market Value of the Voting Common Stock.

         (f) The Conversion Price shall be subject to adjustment from time to time as follows.

                  (i) Common Stock Issued at Less Than the Market Value. If the Company shall issue any Common Stock, other than Excluded Stock or Common Stock issued in an Excluded Transaction, without consideration or for a consideration per share less than the Market Value immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction (A) the numerator of which is the sum of (1) the number of shares of Voting Common Stock and Non-Voting Common Stock outstanding immediately prior to such issuance and (2) the number of shares of Voting Common Stock and Non-Voting Common Stock that the aggregate consideration, if any, received by the Company upon such issuance, would purchase at such Market Value and (B) the denominator of which is the total number of shares of Voting Common Stock and Non-Voting Common Stock outstanding immediately after such issuance.

                           For the purposes of any adjustment of the Conversion
                  Price pursuant to clause (i), the following provisions shall be applicable.

                                    (A) Cash. In the case of the issuance of
                  Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

                                    (B) Consideration Other Than Cash. In the
                  case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value thereof, irrespective of any accounting treatment.

                                                        Series H Preferred Stock

                                    (C) Options and Convertible Securities. In
                  the case of the issuance of (x) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) (but any adjustment pursuant to this provision shall be made only to the extent any adjustment shall have not been made pursuant to Section 6(f)(iv)(D)), (y) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or (z) options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable),

                                            (1) the aggregate maximum number of
                  shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Company upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the shares of Common Stock covered thereby,

                                            (2) the aggregate maximum number of
                  shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such convertible or exchangeable securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such convertible or exchangeable securities or options, warrants or rights (excluding any cash received on account of accumulated interest or accumulated dividends), plus the additional consideration (determined in the manner provided in subclauses (A) and (B) above), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof,

                                            (3) on any change in the number of
                  shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange (but excluding any change resulting solely from the operation of the anti-dilution provisions thereof if, and only if, such anti-dilution provisions would not require an adjustment to the exercise price or conversion price thereof in the event of any change to the Conversion Price pursuant to the provisions of this
                  Section 6), the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not

                                                        Series H Preferred Stock

                  exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change,

                                            (4) on the expiration or
                  cancellation of any such options, warrants or rights that are unexercised, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities and

                                            (5) if the Conversion Price shall
                  have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

                  (ii) Excluded Stock. All shares of Excluded Stock which the Company has reserved for issuance shall be deemed to be outstanding for all purposes of computations under Section 6(f)(i).

                  (iii) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Company shall (A) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide, split or reclassify (by merger, consolidation or otherwise) the outstanding shares of Common Stock into a greater number of shares, (C) combine or reclassify (by merger, consolidation or otherwise) the outstanding Common Stock into a smaller number of shares or (D) issue any shares of its Common Stock in a reclassification (by merger, consolidation or otherwise), the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series H Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Voting Common Stock which such holder would have owned or been entitled to receive had such Series H Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

                  (iv) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (A) of shares of any class other than its Common Stock or (B) of evidence of indebtedness of the Company or any subsidiary or (C) of assets or other property, including but not limited to, securities issued by subsidiaries or others (excluding regular cash dividends, and dividends or distributions referred to in Section 6(f)(iii) above), or (D) of options, warrants or other rights, in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to

                                                        Series H Preferred Stock

the price determined by dividing (1) an amount equal to the difference resulting from (A) the sum of (i) the number of shares of Voting Common Stock outstanding on such record date multiplied by the Conversion Price per share on such record date and (ii) the number of shares of Non-Voting Common Stock outstanding on such record date multiplied by the Conversion Price (determined in accordance with and pursuant to the Certificate of Designations of Series I Preferred Stock) per share on such record date, less (B) the Fair Market Value of such shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Voting Common Stock and Non-Voting Common Stock outstanding on such record date. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, property, options, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed. Rights (including, without limitation, those to be issued pursuant to, and in accordance with, the Rights Agreement, dated as of April 20, 1995, between the Company and Mellon Securities Trust Company, as Rights Agent) issued by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase Equity Securities, which rights (x) are deemed to be transferred with such shares of Common Stock, (y) are not exercisable and (z) are also issued in respect of future issuances of Common Stock, including shares of Common Stock issued upon conversion of the Series H Preferred Stock, in each case in clauses (x) through
(z) until the occurrence of a specified event or events (a "Trigger Event"), shall for purposes of this paragraph not be deemed issued until the occurrence of the earliest Trigger Event.

                  (v) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation or merger of the Company with or into another corporation or entity, or in case of any sale, lease or conveyance to another corporation or entity of the assets of the Company as an entirety or substantially as an entirety, each share of Series H Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Voting Common Stock issuable (immediately prior to the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series H Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance, and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series H Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be possible, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series H Preferred Stock.

                  (vi) Rounding of Calculations. All calculations under this subparagraph (f) shall be made to the nearest cent or to the nearest one ten thousandth of a share, as the case may be.

                  (vii) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph
(f) shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (A) issuing to the holder of any share of Series H Preferred Stock converted after such record date and before the occurrence of such event the

                                                        Series H Preferred Stock

additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock, provided, that the Company, upon request, shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

         (g) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted, the Company shall forthwith file, at the office of the transfer agent for the Series H Preferred Stock, if any, and at the principal office of the Company, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series H Preferred Stock at its address appearing on the Company's records.

         (h) Notice to Holders. In the event the Company shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Conversion Price), (iii), (iv) or (v) of Section 6(f), the Company shall give notice to each holder of shares of Series H Preferred Stock, in the manner set forth in subparagraph 6(g), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series H Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         (i) Treasury Stock. For the purposes of this paragraph 6, the sale or other disposition of any Common Stock theretofore held in the Company's treasury shall be deemed to be an issuance thereof.

         (j) Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Voting Common Stock upon conversion of any shares of Series H Preferred Stock, provided that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series H Preferred Stock in respect of which such shares are being issued.

         (k) Reservation of Shares. The Company shall reserve at all times so long as any shares of Series H Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares, or both, solely for the purpose of effecting the conversion of the shares of Series H Preferred Stock, sufficient shares of Voting

                                                        Series H Preferred Stock

Common Stock to provide for the conversion of all outstanding shares of Series H Preferred Stock.

         (l) Approvals. If any shares of Voting Common Stock to be reserved for the purpose of conversion of shares of Series H Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Voting Common Stock into which the shares of Series H Preferred Stock are then convertible is listed on any national securities exchange, the Company will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Voting Common Stock issuable upon conversion.

         (m) Valid Issuance. All shares of Voting Common Stock which may be issued upon conversion of the shares of Series H Preferred Stock will upon issuance by the Company be duly and validly issued, fully paid and nonassessable, not issued in violation of any preemptive rights arising under law or contract and free from all taxes, liens and charges with respect to the issuance thereof, and the Company shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Voting Common Stock).

         Section 7.  Liquidation Preference.

         (a) In the event of the liquidation, winding-up or dissolution of the business of the Company, whether voluntary or involuntary, the holders of Series H Preferred Stock then outstanding, after payment or provision for payment of the debts and other liabilities of the Company and the payment or provision for payment of any distribution on any shares of the Company having a preference and a priority over the Series H Preferred Stock on liquidation, and before any distribution to holders of any shares of the Company that are junior and subordinate to the Series H Preferred Stock on liquidation, shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders in respect of each share of Series H Preferred Stock, the greater of (i) the then effective Liquidation Preference per share of Series H Preferred Stock plus accumulated and unpaid dividends from and including the most recent Dividend Payment Date through and including the date of liquidation, winding-up or dissolution and (ii) the amount that would be payable to the holders of the Series H Preferred Stock if the shares of Series H Preferred Stock had been converted into shares of Voting Common Stock immediately prior to such liquidation, winding-up or dissolution. In the event the assets of the Company available for distribution to the holders of the Series H Preferred Stock upon any dissolution, winding-up or liquidation of the Company shall be insufficient to pay in full the liquidation payments payable to the holders of outstanding Series H Preferred Stock and of all other Parity Securities, the holders of Series H Preferred Stock and all other Parity Securities shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the amounts to which the holders of outstanding Series H Preferred Stock and the holders of outstanding shares of such Parity Securities were paid in full. Except as provided in this Section 7, holders of Series H Preferred Stock shall not be

                                                        Series H Preferred Stock

entitled to any distribution in the event of the liquidation, winding-up or dissolution of the Company.

         (b) For the purposes of this Section 7, none of the following shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company:

                   (i) the sale, lease, transfer or exchange of all or substantially all of the assets of the Company; or

                   (ii) the consolidation or merger of the Company with or into one or more other corporations or entities (whether or not the Company is the corporation surviving such consolidation or merger).

         Section 8. Special Right to Appoint Directors. Beginning on the Issue Date and continuing for so long as Cypress Merchant Banking Partners L.P. ("Cypress") and TPG Partners II, L.P. ("TPG") and investment funds under common control with Cypress or TPG own any combination of voting securities of the Company and securities convertible into or exercisable for voting securities of the Company where all such voting securities represent more than 10% of the Company's total voting power, Cypress and TPG, acting jointly (or in the event that only one of Cypress and investment funds under common control with Cypress, on the one hand, and TPG and investment funds under common control with TPG, or the other hand, shall then own or have the right to acquire voting securities of the Company, then such Person), shall be entitled pursuant to this Section 8 to designate a number of directors representing at least 23% of the total number of directors constituting the full board of directors of the Company; provided, that for so long as the total number of directors constituting the full board of directors of the Company is 9 or fewer, Cypress and/or TPG, as the case may be, shall only be entitled pursuant to this Section 8 to designate two directors on the board of directors of the Company. For purposes of the calculation in this
Section 8, the Series I Preferred Stock and the securities issuable upon conversion of the Series I Preferred Stock shall be counted as if they were voting securities. Each of Cypress and TPG shall have the right to assign its rights under this Section 8 to investment funds under common control with it.

         Each committee of the board of directors of the Company shall include at least one director designated by Cypress and/or TPG as provided above; provided, that this requirement shall not apply with respect to the appointment of any particular designee to a committee in the event that the rules or regulations of the primary securities exchange or quotation system on which the Company's Voting Common Stock is then listed or quoted or applicable law prohibits the appointment of such director to such committee.

         The Company and the Board of Directors shall take all actions necessary to effect such designation to the Board of Directors (including, without limitation, increasing the size of the Board of Directors and/or removing directors) and to each committee thereof.

         Section 9. Re-issuance. Series H Preferred Stock that has been issued and reacquired in any manner, including shares purchased, exchanged or converted, shall not be reissued as shares of Series H Preferred Stock and shall (upon compliance with any applicable provisions of the

                                                        Series H Preferred Stock

laws of the Commonwealth of Pennsylvania) have the status of authorized and unissued shares of the Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock (including Series H Preferred Stock issued in accordance with Section 1).

         Section 10.  Definitions.

         For the purposes hereof, the following definitions shall apply:

         "Accumulation Rate" means 5.00%; provided, that the then effective Accumulation Rate shall increase by 0.50% on November 15th of each year beginning on November 15, 2004 up to a maximum of 8.50%; provided, further, that if at any time the Company shall be in default of its obligation to redeem any shares of the Series H Preferred Stock, the then effective Accumulation Rate shall increase by 2.00%.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

         "Capital Stock" means any and all shares, interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) or corporate stock, and any and all rights (other than any evidence of indebtedness), warrants or options exchangeable for or convertible into such corporate stock.

         "Common Equivalent Rate" means, with respect to any Dividend Period, the quotient of (a) the product of (i) all dividends declared during such Dividend Period with respect to a share of Common Stock, (ii) four and (iii) the number of shares of Common Stock issuable upon conversion of a share of Series H Preferred Stock on the last day of such Dividend Period, divided by (b) the Liquidation Preference of a share of Series H Preferred Stock on the first day of such Dividend Period.

         "Common Stock" means the Voting Common Stock or the Non-Voting Common Stock.

         "Conversion Price" means the price per share of Voting Common Stock used to determine the number of shares of Voting Common Stock deliverable upon conversion of a share of the Series H Preferred Stock, which price shall initially be $8.75 per share, subject to adjustment in accordance with the provisions of Section 7.

         "Equity Securities" of any Person means any and all common stock, preferred stock, any other class of capital stock and partnership or limited liability company interests of such Person or any other similar interests of any Person that is not a corporation, partnership or limited liability company.

         "Excluded Stock" means shares of Voting Common Stock issued or reserved for issuance by the Company (a) as a stock dividend payable in shares of Voting Common Stock, (b) upon any subdivision or split-up of the outstanding shares of Voting Common Stock, (c) upon conversion of shares of Series H Preferred Stock or (d) pursuant to bona fide employee benefit

                                                        Series H Preferred Stock

plans, provided, that such shares are issued for consideration equal to or greater than the fair value thereof on the date of award.

         "Excluded Transaction" means (i) an underwritten public offering of Common Stock and (ii) the issuance of Common Stock solely in exchange for assets or all of the stock of another Person (whether by merger, exchange or otherwise) in a transaction in which a nationally recognized investment banking firm has advised the Company that the transaction is fair and reasonable to the Company from a financial point of view.

         "Fair Market Value" of any securities shall mean the Market Value thereof and of any consideration other than cash or securities shall mean the amount which a willing buyer would pay to a willing seller in an arm's length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors.

         "Liquidation Preference" means, on any date, the sum of $10,000 per share of Series H Preferred Stock, plus accumulated and unpaid dividends added to the Liquidation Preference in accordance with Section 3(a).

         "Market Value," with respect to any security, means the average of the daily closing prices of such security for the 30 trading day period ending on the relevant date of determination. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or, such security is not listed or admitted to trading on the New York Stock Exchange, on the American Stock Exchange, or, if such security is not listed or admitted to trading on the American Stock Exchange, the average of the closing bid and asked prices of such security in the over-the-counter market as reported on the NASDAQ system of the National Association of Securities Dealers, Inc. or if such security is not so quoted, the average of the closing bid and asked price of such security in the over-the-counter market as furnished by any nationally recognized New York Stock Exchange member firm selected by the Company for such purpose. If such security is not so listed, quoted or traded, the closing price shall mean the amount which a willing buyer would pay to a willing seller in an arm's length transaction as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board of Directors of the issuer of such security.

         "Non-Voting Common Stock" means the Company's non-voting common stock, par value $.02 per share and shall also include (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of Non-Voting Common Stock upon any reclassification thereof in which the shares of Non-Voting Common Stock are converted into a new class of capital stock and (ii) shares of common stock of any successor or acquiring corporation received by or distributed to the holders of Non-Voting Common Stock.

         "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

                                                        Series H Preferred Stock

         "Public Debt" means obligations evidenced by bonds, notes, debentures or other similar instruments issued in an underwritten public offering registered under the Securities Act of 1933, in an offering pursuant to Rule 144A under the Securities Act of 1933 or in an exchange offer registered on Form S-4.

         "Redeemable Capital Stock" means, with respect to any Person, any Capital Stock of such Person that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the last stated maturity of the principal of any Public Debt of such Person outstanding at the time of issuance of such Capital Stock or is redeemable at the option of the holder thereof at any time prior to any such stated maturity, or is convertible into or exchangeable for debt securities at any time prior to any such stated maturity at the option of the holder thereof.

         "Redemption Agent" means a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof, having capital, surplus and undivided profits aggregating at least One Hundred Million Dollars, appointed by the Company to act as agent to redeem the Series H Preferred Stock.

         "Voting Common Stock" means the Company's common stock, par value $.02 per share and shall also include (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of Voting Common Stock upon any reclassification thereof in which the shares of Voting Common Stock are converted into a new class of capital stock and (ii) shares of common stock of any successor or acquiring corporation received by or distributed to the holders of Voting Common Stock.

         "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

and

         That the issuance of 24,369 shares of Series H Senior Convertible Participating Cumulative Preferred Stock has been initially authorized by the Board of Directors of said Company.



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


                                                        Series H Preferred Stock

         In Witness Whereof, the Company has caused this Certificate of Designation to be signed and acknowledged by Michael R. Walker, and its corporate seal to be hereunto affixed and attested by Ira C. Gubernick, this the 11th day of November, 1999.

                                    Genesis Health Ventures, Inc.

                                             /s/ Michael R. Walker
                                    By:________________________________
                                             Name:  Michael R. Walker
                                             Title: Chairman of the Board and
                                                    Chief Executive Officer


[CORPORATE SEAL]


Attest:
         /s/ Ira C. Gubernick
By:______________________________
         Name:   Ira C. Gubernick
         Title:  Vice President - Office of
                 the Chairman and
                 Corporate Secretary


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